Exhibit 99.1

Earnings Release

Contact:

Cornell Stamoran

(732) 537-6408

cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2012 FIRST QUARTER RESULTS

Somerset, N.J. – November 1, 2011 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industries, announced its financial results for the first fiscal quarter ended September 30, 2011. Catalent recognized net revenue of $410.5 million, an increase of $29.7 million, and a ($5.2) million loss from continuing operations, an improvement of $23.6 million, for the quarter compared to the first quarter of the prior fiscal year.

Adjusted EBITDA for the first quarter was $84.7 million, an increase of $18.3 million, or 28%, compared to the first quarter in the prior fiscal year. For the trailing-twelve-month period ended September 30, 2011, Adjusted EBITDA was $369.2 million, an increase of approximately 5%, compared to the trailing-twelve-month period ended June 30, 2011. See below for reconciliations of Adjusted EBITDA which is defined below under “Non-GAAP Financial Matters.”

Catalent’s President and Chief Executive Officer, John Chiminski, said, “Our exceptionally strong first quarter results built on the positive momentum and steadily improving financial performance we have achieved over the past two fiscal years. We continue to reap the benefits of our strong commitment towards operational excellence, quality, and building the Catalent brand. We look forward to continuing this trend in the future as we combine our organic growth with our recently announced acquisition of Aptuit’s Clinical Trial Supplies business, which is expected to close in the second quarter.”

Results of Operations – First Fiscal Quarter Ended September 30, 2011

Net revenue for the fiscal quarter ended September 30, 2011 was $410.5 million, an increase of $29.7 million, or 8%, compared to $380.8 million for the same period of fiscal year 2011. The weaker U.S. dollar favorably impacted our revenue by 5%, or $17.6 million. Excluding the impact of foreign exchange, net revenue increased by $12.1 million, or 3%, during the quarter ended September 30, 2011, primarily due to strong performance within the Oral Technologies and Development and Clinical Services segments, partially offset by decreased demand within Packaging Services and Sterile Technologies. Within Oral Technologies, the increase was primarily driven by increased demand for consumer health and prescription softgel products as well as increased demand for controlled release products. Within Development & Clinical Services, the increase was primarily driven by increased demand for clinical services within North America and Europe.

Gross margin of $123.8 million increased $20.2 million, or 19%, compared to the same period a year ago. The weaker U.S. dollar favorably impacted gross margin by 3%, or $3.7 million. Excluding the impact of foreign exchange, gross margin increased by $16.5 million, or 16%, primarily due to the increased demand for softgel and controlled release products, favorable product mix within the Oral Technologies segment and strong profitability of the revenue increase within the Development and Clinical Services segment.

Selling, general and administrative expenses of $79.0 million increased by approximately 9%, or $6.8 million, compared to the same period of fiscal 2011. The U.S. dollar fluctuation increased selling, general and administrative expenses by approximately 3%, or $2.0 million. Excluding the impact of foreign exchange, selling, general and administrative expenses increased 6%, or $4.8 million, as compared to the same period a year ago, primarily due to continued investments in our sales and marketing function as well as other expenses related to achieving our long term strategic initiatives.

EBITDA from continuing operations for the first quarter of $70.5 million increased $27.6 million from the same quarter in the prior fiscal year, primarily driven by strong performance within our operating segments. Excluding the impact of foreign exchange translation, Oral Technologies segment EBITDA increased $13.0 million, or 25%, primarily related to favorable product mix within the segment, as well as demand increases for consumer health softgel, prescription softgel and controlled release products as compared to the comparable prior year period. Development and Clinical Services segment EBITDA was generally comparable to the prior fiscal year period, with profitability gains being offset by investments to position the segment to achieve future growth plans. Packaging Services segment EBITDA increased $2.2 million, primarily attributable to improved manufacturing efficiencies and favorable product mix, as well as fixed overhead cost saving initiatives implemented throughout the segment. Sterile Technologies segment EBITDA decreased by 31%, or $1.6 million, primarily attributable to the lower pre-filled syringe volumes within our injectable operations.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations and Adjusted EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/ (benefit) for income taxes and depreciation and amortization and is adjusted for the income or loss attributable to noncontrolling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under US U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

We believe that the presentation of EBITDA from continuing operations enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and use this measure for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. We present EBITDA from continuing operations in order to provide supplemental information that we consider relevant for the readers of the financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Our definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

In addition, the Company evaluates the performance of its segments based on segment earnings before minority interest, other (income) expense, impairments, restructuring costs, interest expense, income tax (benefit)/expense, and depreciation and amortization (“Segment EBITDA”).

Under the indentures governing the notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indentures). Adjusted EBITDA is based on the definitions in the Company’s indentures, is not defined under U.S. GAAP, and is subject to important limitations. We have included the calculations of Adjusted EBITDA for the periods presented.

Adjusted EBITDA is the covenant compliance measure used in certain covenants under the indentures governing the notes, particularly those governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and to Adjusted EBITDA.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange translation. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs; and risks and uncertainties, including satisfaction of specified conditions associated with the consummation of the acquisition of Aptuit’s Clinical Trial Supplies business. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward- looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on Friday, November 4, 2011, beginning at 10:00 a.m. (ET) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 8,200 people at 24 facilities worldwide and generated more than $1.6 billion in fiscal 2011 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Quarter Ended September 30, 2011	Quarter Ended September 30, 2010

			Increase / (Decrease)
			$	%
Net revenue	$410.5	$380.8	$29.7	7.8%
Cost of products sold	286.7	277.2	9.5	3.4%

Gross margin	123.8	103.6	20.2	19.5%
Selling, general and administrative expenses	79.0	72.2	6.8	9.4%
Impairment charges and (gain)/loss on sale of assets	(0.4)	0.6	(1.0)	N.M.
Restructuring and other	1.4	5.4	(4.0)	-74.1%
Property and casualty losses	(0.5)	—	(0.5)	N.M.

Operating earnings/(loss)	44.3	25.4	18.9	74.4%
Interest expense, net	42.1	40.6	1.5	3.7%
Other (income)/expense, net	3.9	12.2	(8.3)	-68.0%

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	(1.7)	(27.4)	25.7	-93.8%
Income tax expense/(benefit)	3.5	1.4	2.1	N.M.

Earnings/(loss) from continuing operations	(5.2)	(28.8)	23.6	-81.9%
Earnings/(loss) from discontinued operations, net of tax	—	0.5	(0.5)	N.M.

Net earnings/(loss)	(5.2)	(28.3)	23.1	-81.6%
Less: Net earnings/(loss) attributable to noncontrolling interest	(0.5)	(0.8)	0.3	-37.5%

Net earnings/(loss) attributable to Catalent	$(4.7)	$(27.5)	$22.8	-82.9%

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Quarter Ended September 30, 2011	Quarter Ended September 30, 2010

			Increase / (Decrease)
			$	%
Oral Technologies
Net revenue	$274.9	$244.0	$30.9	12.7%
Segment EBITDA	67.3	52.2	15.1	28.9%

Sterile Technologies
Net revenue	52.7	53.7	(1.0)	-1.9%
Segment EBITDA	3.9	5.2	(1.3)	-25.0%

Packaging Services
Net revenue	40.7	46.3	(5.6)	-12.1%
Segment EBITDA	4.1	1.9	2.2	N.M.

Development & Clinical Services
Net revenue	47.6	43.4	4.2	9.7%
Segment EBITDA	9.2	8.9	0.3	3.4%

Inter-segment revenue elimination	(5.4)	(6.6)	1.2	-18.2%

Unallocated Costs	(14.0)	(25.3)	11.3	-44.7%

Combined Total
Net revenue	410.5	380.8	29.7	7.8%
EBITDA from continuing operations	$70.5	$42.9	$27.6	64.3%

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Reconciliation of Earnings/(Loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA

(unaudited, $ in millions)

	Quarters Ended				Twelve Months	Quarter Ended	Twelve Months
	September 30, 2010	Dec 31, 2010	March 31, 2011	June 30, 2011	Ended June 30, 2011	September 30, 2011	Ended September 30, 2011
Earnings/(loss) from continuing operations	$(28.8)	$(6.4)	$(5.8)	$1.5	$(39.5)	$(5.2)	$(15.9)
Interest expense, net	40.6	41.1	39.7	44.1	165.5	42.1	167.0
Income tax (benefit)/provision	1.4	9.2	7.9	5.6	24.1	3.5	26.2
Depreciation and amortization	28.9	30.2	30.4	30.0	119.5	29.6	120.2
Noncontrolling interest	0.8	(1.4)	(1.8)	(1.5)	(3.9)	0.5	(4.2)

EBITDA from continuing operations	42.9	72.7	70.4	79.7	265.7	70.5	293.3

Equity compensation	1.4	1.0	0.9	0.6	3.9	0.9	3.4
Impairment charges and (gain)/loss on sale of assets	0.6	(0.5)	3.0	0.4	3.5	(0.4)	2.5
Restructuring and special items	8.0	6.7	7.7	4.6	27.0	5.4	24.4
Property and casualty losses	—	—	1.1	10.5	11.6	(0.5)	11.1
Foreign Exchange loss(gain) (included in other, net) (1)	10.6	1.5	11.2	2.2	25.5	5.3	20.2
Other adjustments	0.4	0.3	—	2.4	3.1	0.6	3.3
Sponsor monitoring fee	2.5	2.5	2.5	3.1	10.6	2.9	11.0

Subtotal	66.4	84.2	96.8	103.5	350.9	84.7	369.2
Estimated cost savings	—	—	—	—	—	—	—

Adjusted EBITDA	$66.4	$84.2	$96.8	$103.5	$350.9	$84.7	$369.2

(1)	The twelve months ended September 30, 2011 included $7.9 million of unrealized foreign currency exchange rate losses primarily driven by inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender. These unrealized losses were offset by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $13 million and $12.4 million, respectively. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the companies trade operations.

Catalent Pharma Solutions

Consolidated Balance Sheets

(unaudited, $ in millions)

	As of September 30, 2011	As of June 30, 2010
ASSETS

Current assets:
Cash and equivalents	$187.3	$205.1
Trade receivables, net	254.2	274.8
Inventories, net	148.5	139.7
Prepaid expenses and other	115.7	104.0
Assets held for sale	—	—

Total current assets	705.7	723.6

Property and equipment, net	742.4	759.5

Other non-current assets, including intangible assets	1,311.6	1,348.1

Total assets	$2,759.7	$2,831.2

LIABILITIES and SHAREHOLDER’S EQUITY

Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$26.2	$28.7
Accounts payable	125.0	129.1
Other accrued liabilities	221.8	227.2
Liabilities held for sale	—	—

Total current liabilities	373.0	385.0

Long-term obligations, less current portion	2,279.9	2,318.6
Other non-current liabilities	330.6	337.5

Commitments and contingencies

Noncontrolling interest	3.3	3.8
Total Catalent shareholder’s (deficit)/equity	(227.1)	(213.7)

Total liabilities and shareholder’s equity	$2,759.7	$2,831.2

Catalent Pharma Solutions

Condensed Statements of Cash Flows

(unaudited, $ in millions)

	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010
Cash flows from operating activities
Net cash provided by/(used in) operating activities from continuing operations	$21.8	$0.4
Net cash provided by/(used in) operating activities from discontinued operations	—	(0.3)

Net cash provided by/(used in) operating activities	21.8	0.1

Cash flows from investing activities
Proceeds from sale of assets	0.7	2.8
Additions to property and equipment	(24.8)	(16.6)

Net cash provided by/(used in) investing activities from continuing operations	(24.1)	(13.8)
Net cash provided by/(used in) investing activities from discontinued operations	—	(0.3)

Net cash provided by/(used in) investing activities	(24.1)	(14.1)

Cash flows from financing activities
Net change in short term borrowings	(2.9)	(2.3)
Repayments of revolver credit facility	—	—
Borrowings from revolver credit facility	—	—
Reduction of long term obligations	(6.3)	(6.5)
Equity contribution (redemption)	0.7	3.1
Payment of dividend to non-controlling interest holder	—	—

Net cash provided by/(used in) financing activities from continuing operations	(8.5)	(5.7)
Net cash provided by/(used in) financing activities from discontinued operations	—	—

Net cash provided by/(used in) financing activities	(8.5)	(5.7)

Effect of foreign currency translation on cash	(7.0)	7.9

Net increase/(decrease) in cash and equivalents	(17.8)	(11.8)

Cash and equivalents at beginning of period	205.1	164.0

Cash and equivalents at end of period	$187.3	$152.2